 April 28, 2026

Volumetric Fund, Inc.

87 Violet Drive

Pearl River, New York 10965

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 38 to Volumetric Fund, Inc.’s Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 43 under the Securities Act of 1933, as amended (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP